Exhibit 99.1

[LOGO OF RADYNE CORPORATION]

                                  PRESS RELEASE

                RADYNE REPORTS 153% INCREASE IN 3RD QUARTER SALES

PHOENIX, AZ - October 24, 2005 - Radyne Corporation (Nasdaq: RADN), today reported record sales for the third quarter of 2005 of $32.1 million compared to third quarter 2004 sales of $12.7 million. The increase resulted from both continued growth in sales of the Company's core satellite and broadcast business and the addition of sales from recently acquired Xicom Technology, Inc. The consolidated results announced today reflect Xicom's first full quarter as part of Radyne. Net sales for Radyne, excluding Xicom, increased by 47% to $18.7 million during the third quarter compared to the same period one year ago.

Earnings from operations increased 175% to $4.4 million during the quarter from $1.6 million for the third quarter of 2004. Net earnings, after taxes and interest, for the third quarter of 2005 were $2.9 million, or $0.16 per fully diluted share compared to earnings of $6.1 million, or $0.36 per fully diluted share for the same quarter of 2004. Earnings during the third quarter of 2004 included a tax benefit of $4.3 million or $0.25 per diluted share due primarily to the reduction of a valuation allowance against deferred tax assets.

For the first nine months of 2005, sales rose 67% to $66.5 million compared to $39.8 million for the first nine months of 2004. Net sales for Radyne, excluding Xicom, for the first nine months of 2005 were $48.1 million or a 21% increase over 2004. Earnings from operations for the first nine months of 2005 increased to $9.4 million compared to $6.2 million during the first nine months of 2004.

Bookings during the quarter were $36.3 million, also a new company record, and a 190% increase over bookings of $12.5 million in the third quarter of 2004. At the end of the third quarter of 2005, Radyne's backlog was $34.0 million compared to $5.5 million at the end of the third quarter of 2004.

"Our products continue to win in the marketplace," commented Bob Fitting, CEO. "Our investments in new products coupled with the investment in Xicom have resulted in dramatically improved results to our shareholders. The Xicom acquisition is already contributing to our bottom line both as result of their unique products and our improved ability to compete for larger orders."

Bob Fitting continued, "Our satellite and broadcast products continue to gain acceptance in the market as well and we are excited that our new 20 megabit/second over-the-horizon modem performs better than any other on the market. In fact, we have already shipped our first customer demonstration units."

At the end of the quarter, Radyne's cash balance was $9.0 million with $4.8 million in total debt compared to $39.3 million in cash and no debt at year-end 2004. Cash balances increased by $3.1 million during the quarter. Compared to year-end 2004, cash was reduced by the consideration for the Xicom acquisition. Consolidated Accounts Receivable increased to $18.9 million compared to $9.7 million at the beginning of the year. Consolidated Inventory increased to $18.3 million from $8.1 million at the beginning of 2005.

Radyne will be holding a conference call on Monday, October 24, 2005 at 4:30 p.m. EDT to discuss its third quarter 2005 financial results and operational highlights. The call is open to the public. The domestic dial in number is 1-866-362-4820 and the international dial in number is +1-617-597-5345. The conference will also be accessible via the Internet at www.radn.com and www.earnings.com.

ABOUT RADYNE CORPORATION

Radyne Corporation designs, manufactures, sells, integrates and installs products, systems and software used for the transmission and reception of data and video over satellite, microwave and cable communication networks. The Company, through its Tiernan subsidiary, is a supplier of HDTV and SDTV encoding and transmission equipment. The Xicom Technology subsidiary is a producer of high power amplifiers for communications applications. Radyne is headquartered in Phoenix, Arizona, has manufacturing facilities in Phoenix, Arizona; and San Diego, and Santa Clara, California and sales offices in Singapore, Beijing, Jakarta and the United Kingdom. The Company also has sales and/or service centers in Sao Paulo, Bangalore, Shanghai and Moscow. For more information, visit our web site at www.radn.com. Additional information on Xicom is available at www.xicomtech.com .

Contact: Malcolm Persen, Chief Financial Officer, 602.437.9620

SAFE HARBOR PARAGRAPH FOR FORWARD-LOOKING STATEMENTS

This press release includes statements that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Reform Act") and Radyne Corporation claims the protection of the safe-harbor for forward-looking statements contained in the Reform Act. Forward-looking statements involve risks, uncertainties and other factors that may cause actual results, performance or achievements of Radyne Corporation and its subsidiaries to be materially different from those expressed or implied by such forward-looking statements. These forward-looking statements are often characterized by the terms "may," "believes," "projects," "expects," "intends" or "anticipates," and do not reflect historical facts. Specific forward-looking statements contained in this press release include expectations for future revenues, orders and backlog, cash flow and earnings per share and indications that the Company will benefit from strong market demand for its new products. There is no assurance that the Xicom acquisition will continue to provide desirable financial or strategic results for the Company. We cannot guarantee that the Company will continue to generate cash and asset and sales fluctuations may be seasonal in nature and not an indication of future results. There can be no assurance that the indicators that the Company relies on to gauge future business prospects, such as backlog and bookings, will accurately forecast future results.

Factors that may affect forward-looking statements and the Company's business generally include but are not limited to the following: changes in demand for the Company's products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, constraints on supplies of critical raw materials, excess or shortage of production capacity, and other risks discussed from time to time in the Company's SEC filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions.

Forward-looking statements speak only as of the date the statement was made. Radyne Corporation does not undertake and specifically declines any obligation to update any forward-looking statements. In addition, the Company does not endorse any projections regarding future performance that may be made by third parties.

Financial Statements follow.

                               RADYNE CORPORATION
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (in thousands)

                                                                SEPTEMBER 30,    DECEMBER 31,
                                                                    2005             2004
                                                               --------------   --------------
                                                                  UNAUDITED
                           ASSETS
CURRENT ASSETS:
      Cash and cash equivalents                                $        9,006   $       39,300
      Accounts receivable - trade, net of allowance for
         doubtful accounts of $861 and $350, respectively              18,940            9,728
      Inventories                                                      18,296            8,132
      Deferred tax assets                                               3,465            2,218
      Prepaid expenses and other assets                                   889              846
                                                               --------------   --------------
         Total current assets                                          50,596           60,224

Goodwill                                                               29,060                -
Intangibles                                                             6,990                -
Deferred tax assets, net                                                  949            3,445
Property and equipment, net                                             3,956            1,593
Other assets                                                              305              154
                                                               --------------   --------------
          Total Assets                                         $       91,856   $       65,416
                                                               ==============   ==============
            LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
      Accounts payable                                         $        5,579   $        1,566
      Accrued expenses                                                  7,492            4,835
      Customer advance payments                                         1,862              149
      Bank loan                                                         1,000                -
      Income taxes payable                                                130              242
                                                               --------------   --------------
         Total current liabilities                                     16,063            6,792

Bank loan, less current portion                                         3,750                -
Long-term obligations                                                     922              284
Accrued stock option compensation                                          59              146
                                                               --------------   --------------
         Total liabilities                                             20,794            7,222
                                                               --------------   --------------
STOCKHOLDERS' EQUITY:
      Common stock; $.001 par value - authorized,
      50,000,000 shares; issued and outstanding,
      17,053,181 shares and 16,232,999 shares,
      respectively                                                         17               16
      Additional paid-in capital                                       60,884           54,414
      Retained earnings                                                10,160            3,764
      Other comprehensive income                                            1                -
                                                               --------------   --------------
         Total stockholders' equity                                    71,062           58,194
                                                               --------------   --------------
          Total Liabilities and Stockholders' Equity           $       91,856   $       65,416
                                                               ==============   ==============

                               RADYNE CORPORATION
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                        (in thousands, except share data)
                                    unaudited

                                           THREE MONTHS ENDED      NINE MONTHS ENDED
                                             SEPTEMBER 30,           SEPTEMBER 30,
                                         ---------------------   ---------------------
                                            2005       2004        2005        2004
                                         ---------   ---------   ---------   ---------
Net sales                                $  32,146   $  12,707   $  66,468   $  39,800
Cost of sales                               18,780       6,133      36,337      19,197
                                         ---------   ---------   ---------   ---------
      Gross profit                          13,366       6,574      30,131      20,603
                                         ---------   ---------   ---------   ---------
OPERATING EXPENSES:
   Selling, general and administrative       6,265       3,523      14,656      10,395
   Research and development                  2,728       1,411       6,058       3,964
                                         ---------   ---------   ---------   ---------
      Total operating expenses               8,993       4,934      20,714      14,359
                                         ---------   ---------   ---------   ---------
Earnings from operations                     4,373       1,640       9,417       6,244

OTHER (INCOME) EXPENSE:
   Interest expense                             87          10         167          15
   Interest and other income                   (57)       (133)       (545)       (305)
                                         ---------   ---------   ---------   ---------
Earnings before income taxes                 4,343       1,763       9,795       6,534
  Income tax expense                         1,464      (4,302)      3,399      (3,990)
                                         ---------   ---------   ---------   ---------
Net earnings                             $   2,879   $   6,065   $   6,396   $  10,524
                                         =========   =========   =========   =========
EARNINGS PER SHARE:
      Basic                              $    0.17   $    0.37   $    0.38   $    0.64
                                         =========   =========   =========   =========
      Diluted                            $    0.16   $    0.36   $    0.36   $    0.61
                                         =========   =========   =========   =========
WEIGHTED AVERAGE NUMBER OF
COMMON SHARES OUTSTANDING:
      Basic                                 16,995      16,390      16,734      16,404
                                         =========   =========   =========   =========
      Diluted                               17,927      16,911      17,533      17,159
                                         =========   =========   =========   =========